Annual Shareholder Meetings Results:
The Funds held their annual meetings of shareholders on December 18, 2007. Common/Preferred shareholders of each Fund voted as indicated below.

								Withhold
					    Affrmative	        Authority
Municipal:
Re-election of Paul Belica 		    22,904,004 		401,404
Re-election of John J. Dalessandro II*           7,186 		     36
Re-election of John C. Maney 22,               918,567 		386,841

Messrs. Robert E. Connor, William B. Ogden IV, Hans W. Kertess* and
R. Peter Sullivan continue to serve as Trustees of the Funds.

* Preferred Shares Trustee

Appointment of New Trustee
In May 2008, the Funds Board of Trustees appointed Diana L. Taylor as a Trustee.